Exhibit 99.1

THE BANCORP AND CHIME EXTEND PARTNERSHIP

SIOUX FALLS, South Dakota., June 13, 2023, – The Bancorp Bank, N.A., member FDIC, a wholly owned subsidiary of The Bancorp, Inc. (NASDAQ: TBBK), today announced that it has entered into a long-term extension of its private label banking services agreement with Chime Financial, Inc., a leading consumer fintech. This renewed relationship further strengthens The Bancorp’s position as the leader in delivering banking sponsorship services to the U.S. challenger banking sector.

The renewed agreement between the two organizations ensures The Bancorp will maintain its key role as a banking partner and continue to hold Chime member deposit accounts. The partnership will enable Chime to continue to focus on designing innovative, easy-to-use, FDIC-insured banking services for everyday people.

“We are thrilled to not only renew, but to also expand our partnership with Chime, as it solidifies our dedication to driving the future of fintech,” said Ryan Harris, EVP and Head of Fintech Solutions at The Bancorp. “At The Bancorp, we are committed to embracing innovation and redefining what is possible in the world of banking. Our goal is to not only meet but exceed the needs and expectations of Chime members now and into the future,” he concluded.

While evolution in technology is constant and impacts how consumers connect with and use their payment accounts, consumers should not have to choose between innovation and important consumer protection. This partnership will enable Chime to continue to offer fully regulated financial services products that are beloved by millions of people across the US.

“The Bancorp has been an important partner to Chime since the beginning,” said Chris Britt, Chime CEO and co-founder. This partnership helps enable Chime to continue to innovate and define the next generation of banking services by providing trusted, consumer-aligned financial products that help our members achieve financial peace of mind.”

About The Bancorp

The Bancorp, Inc. (NASDAQ: TBBK), through its subsidiary, The Bancorp Bank, N.A., provides non-bank financial companies with the people, processes, and technology to meet their unique banking needs. With over 20 years of experience, The Bancorp delivers partner-focused solutions paired with cutting-edge technology for companies that range from entrepreneurial startups to Fortune 500 companies. Through its Fintech Solutions, Institutional Banking, Commercial Lending, and Real Estate Bridge Lending businesses, The Bancorp is the third-largest bank by asset in South Dakota, earning recognition as the #1 issuer of prepaid cards in the U.S., a nationwide provider of bridge financing for real estate capital improvement plans, an SBA National Preferred Lender, a leading provider of securities-backed lines of credit, and one of the few bank-owned commercial vehicle leasing groups in the country. With a company-wide commitment to excellence, The Bancorp is recognized as the top-ranked publicly traded bank with assets between $5B-$50B by Bank Director Magazine, a Readers’ Choice Top 50 Employer by

Equal Opportunity Magazine and was selected to be included in the S&P Small Cap 600. For more about The Bancorp, visit https://thebancorp.com/.

Media Relations
Rachel Brick
Director of Strategic Communication
(302) 385-5410
rbrick@thebancorp.com

Kathleen Hayn
AVP, Media Relations Specialist
(484) 888-4445
kahayn@thebancorp.com

Investor Relations
Andres Viroslav, Director of Investor Relations
The Bancorp
(215) 861-7990
aviroslav@thebancorp.com

Source: The Bancorp, Inc.